PINEBRIDGE MUTUAL FUNDS
SECOND AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 30th day of November, 2011, to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of February 23, 2011, as amended August 16, 2011, is entered into by and between PINEBRIDGE MUTUAL FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PINEBRIDGE MUTUAL FUNDS                                                          U.S. BANCORP FUND SERVICES, LLC

By: /s/Robin Thorn                                                                  By:  /s/Michael R. McVoy

Name: Robin Thorn                                                                 Name: Michael R. McVoy

Title:  Head of Global Equities                                               Title: Executive Vice President

Amended Exhibit A

to the Transfer Agent Servicing Agreement

Separate Series of PineBridge Mutual Funds

Name of Series

PineBridge US Micro Cap Growth Fund
PineBridge US Small Cap Growth Fund
PineBridge US 25 Equity Fund
PineBridge Merger Arbitrage Fund